Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Crown LNG Holdings Limited on Amendment No. 7 to Form F-1 (File No. 333-282396) of our report dated June 17, 2024, which includes an explanatory paragraph as to Catcha Investment Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of Catcha Investment Corp as of December 31, 2023 and 2022 and for the years then ended, which report appears in this Registration Statement. We were dismissed as auditors on July 9, 2024. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 12, 2025